UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2014 (June 25, 2014)

FSP 50 SOUTH TENTH STREET CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-52551	20-5530367
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 25, 2014, FSP 50 South Tenth Street Corp., a Delaware corporation (the “Registrant”), entered into an agreement for the purchase and sale of real property (the “Agreement”) with Union Investment Real Estate GmbH, a German limited liability capital investment company, acting in its own name and for the account of the fund (Sondervermögen) [UniImmo: Europa] (the “Buyer”).  There are no material relationships, other than in respect of the Agreement, among the Buyer and the Registrant or any of the Registrant’s affiliates.  The Registrant’s real property is located at 50 South Tenth Street, Minneapolis, Minnesota, and is a 12-story multi-tenant office and retail building containing approximately 498,768 rentable square feet of space (the “Property”).  The purchase price of the Property is $164,500,000. The sale of the Property is subject to the Registrant obtaining the consent of the holders of its preferred and common stock and to customary conditions and termination rights for transactions of this type, including a due diligence inspection period for the Buyer.  Assuming that the Registrant obtains the required consent of the holders of its preferred and common stock, the Buyer completes a satisfactory due diligence inspection of the Property and certain other conditions are satisfied, the Registrant anticipates that the closing of the sale of the Property will take place on or about September 2, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FSP 50 SOUTH TENTH STREET CORP.
Date: June 27, 2014	By: /s/ George J. Carter
George J. Carter President and Chief Executive Officer

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